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                                                                    Exhibit 23.4

                               Director's Consent

The undersigned has agreed to serve as a member of the board of directors of NetJewels.com, Inc. upon successful completion of an initial public offering by NetJewels.com, Inc. The undersigned has granted the right to disclose his status as a director nominee in the Form S-1 Registration Statement (Reg. #333-90201) and in such other documentation which may be registered with or required by the Securities and Exchange Commission in connection with the NetJewels.com initial public offering.


                                                            /s/ Albert Reichmann
                                                            --------------------
                                                                Albert Reichmann